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EXHIBIT 4.7.1(oo)

Upon recording, return to:
Ms. Shawne M. Keenan
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996

PURSUANT TO §44-14-35.1 OF OFFICIAL CODE OF GEORGIA ANNOTATED, THIS INSTRUMENT EMBRACES,
COVERS AND CONVEYS SECURITY TITLE TO AFTER-ACQUIRED PROPERTY OF THE GRANTOR

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION),
GRANTOR,

to

U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

FORTIETH SUPPLEMENTAL
INDENTURE

Relating to the
Oglethorpe Power Corporation First Mortgage Bonds, Series 2007

Dated as of October 1, 2007

FIRST MORTGAGE OBLIGATIONS

NOTE TO THE CLERK OF THE SUPERIOR COURT AND TAX COMMISSIONER: BECAUSE THIS INSTRUMENT SECURES BONDS AND NOT A LONG TERM NOTE, THIS INSTRUMENT IS EXEMPT FROM THE INTANGIBLES RECORDING TAX PURSUANT TO GEORGIA ADMINISTRATIVE CODE §560-11-8-.14(d).

        THIS FORTIETH SUPPLEMENTAL INDENTURE, dated as of October 1, 2007, is between OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia, as Grantor (hereinafter called the "Company"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as successor to SunTrust Bank, Atlanta, as Trustee (in such capacity, the "Trustee").

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 1, 1997 (hereinafter called the "Original Indenture"), for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations by the Trustee from time to time under the Original Indenture;

        WHEREAS, the Company has heretofore executed and delivered to the Trustee thirty-nine Supplemental Indentures, and the Original Indenture and the thirty-nine Supplemental Indentures have been recorded as set forth on Schedule 1;

        WHEREAS, the Board of Directors of the Company has established a new series of Additional Obligations to be designated the First Mortgage Bonds, Series 2007, due January 1, 2031 in the principal amount of Five Hundred Million Dollars ($500,000,000) (the "Series 2007 Bonds") and the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the Original Indenture;

        WHEREAS, the Company desires to execute and deliver this Fortieth Supplemental Indenture, in accordance with the provisions of the Original Indenture, for the purpose of providing for the creation and designation of the Series 2007 Bonds as Additional Obligations and specifying the form and provisions thereof (the Original Indenture, as heretofore, hereby and hereafter supplemented and modified, being herein sometimes called the "Indenture");

        WHEREAS, Section 12.1 of the Original Indenture provides that, without the consent of the Holders of any of the Obligations, the Company, when authorized by a Board Resolution, and the Trustee, may enter into Supplemental Indentures for the purposes and subject to the conditions set forth in said Section 12.1, including to create additional series of Obligations under the Indenture and to make provisions for such additional series of Obligations; and

        WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure under the Indenture the payment of the principal of (and premium, if any) and interest on the Series 2007 Bonds, to make the Series 2007 Bonds to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligation of the Company, and to constitute the Indenture a valid and binding lien for the security of the Series 2007 Bonds, in accordance with its terms, have been done and taken; and the execution and delivery of this Fortieth Supplemental Indenture has been in all respects duly authorized by the Company;

        NOW, THEREFORE, THIS FORTIETH SUPPLEMENTAL INDENTURE WITNESSES, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Obligations, including, when authenticated and delivered, the Series 2007 Bonds, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Series 2007 Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, and its successors and assigns in the trust created thereby and hereby, in trust, all property, rights, privileges and franchises (other than Excepted Property or Excludable Property) of the Company, whether now owned or hereafter acquired, of the character described in the Granting Clauses of the Original Indenture, wherever located, including all such property, rights, privileges and franchises acquired since the date of execution of the Original

Indenture, subject to all exceptions, reservations and matters of the character referred to in the Indenture, and does grant a security interest therein for the purposes expressed herein and in the Original Indenture subject in all cases to Sections 5.2 and 11.2 B of the Original Indenture and to the rights of the Company under the Original Indenture, including the rights set forth in Article V thereof; but expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as "Excepted Property" or "Excludable Property" in the Original Indenture to the extent contemplated thereby.

        PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default, the Trustee, or any separate trustee or co-trustee appointed under Section 9.14 of the Original Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in Paragraphs A through H, inclusive, of "Excepted Property" in the Original Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in Paragraphs I, J, L, N and P of "Excepted Property" in the Original Indenture (excluding the property described in Section 2 of Exhibit B in the Original Indenture), upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

        The Company may, however, pursuant to the Granting Clause Third of the Original Indenture, subject to the lien of the Indenture any Excepted Property or Excludable Property, whereupon the same shall cease to be Excepted Property or Excludable Property.

        TO HAVE AND TO HOLD all such property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created by the Indenture, forever.

        SUBJECT, HOWEVER, to (i) Permitted Exceptions and (ii) to the extent permitted by Section 13.6 of the Original Indenture as to property hereafter acquired (a) any duly recorded or perfected prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company and (b) purchase money mortgages, other purchase money liens, chattel mortgages, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof.

        BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.

        UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article V of the Original Indenture, and not in limitation of the rights elsewhere provided in the Original Indenture, including the rights set forth in Article V of the Original Indenture, the Company shall be permitted to (i) possess and use the Trust Estate, except cash, securities, Designated Qualifying Securities and other personal property deposited, or required to be deposited, with the Trustee,

(ii) explore for, mine, extract, separate and dispose of coal, ore, gas, oil and other minerals, and harvest standing timber, and (iii) receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate.

        THE INDENTURE, INCLUDING THIS FORTIETH SUPPLEMENTAL INDENTURE, is intended to operate and is to be construed as a deed passing title to the Trust Estate and is made under the provisions of the laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage or deed of trust, and is given to secure the Outstanding Secured Obligations. Should the indebtedness secured by the Indenture be paid according to the tenor and effect thereof when the same shall become due and payable and should the Company perform all covenants contained in the Indenture in a timely manner, then the Indenture shall be canceled and surrendered.

        AND IT IS HEREBY COVENANTED AND DECLARED that the Series 2007 Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

        All words and phrases defined in Article I of the Original Indenture shall have the same meaning in this Fortieth Supplemental Indenture, except as otherwise appears herein, in this Article I or unless the context clearly requires otherwise. In addition, the following terms have the following meaning in this Fortieth Supplemental Indenture unless the context clearly requires otherwise.

        "Closing Date" means October 3, 2007.

        "Interest Payment Date" means January 1 and July 1 of each year, commencing on January 1, 2008.

        "Record Date" means the 15th day (whether or not a Business Day) of the calendar month immediately preceding an Interest Payment Date.

        "Securities Depository" means The Depository Trust Company and its successors and assigns or any other securities depository selected by the Company which agrees to follow the procedures required to be followed by such securities depository in connection with the Series 2007 Bonds.

ARTICLE II

THE SERIES 2007 BONDS AND CERTAIN PROVISIONS RELATING THERETO

Section 2.1    Terms of the Series 2007 Bonds.

        There shall be established a series of Additional Obligations known as and entitled the "First Mortgage Bonds, Series 2007" (hereinafter referred to as the "Series 2007 Bonds").

        The aggregate principal amount of the Series 2007 Bonds which may be authenticated and delivered and Outstanding at any one time is limited to Five Hundred Million Dollars ($500,000,000). The Series 2007 Bonds shall consist of $500,000,000 principal amount of bonds, due January 1, 2031.

        The Series 2007 Bonds shall bear interest from their date of issuance, payable semi-annually on January 1 and July 1 of each year, commencing on January 1, 2008, at the rate of 6.191%. The principal and the Redemption Price of, and interest on, the Series 2007 Bonds shall be paid to the Person in whose name that Obligation (or one or more Predecessor Obligations) is registered at the close of business on the Record Date applicable to such Interest Payment Date or Redemption Date. Interest on the Series 2007 Bonds shall be computed on the basis of a 360-day year of twelve 30-day months. The Series 2007 Bonds shall be dated the date of authentication.

        The Series 2007 Bonds shall be issued as fully registered global bonds without coupons and in denominations of $100,000 or any integral multiple of $1,000 in excess thereof. The Series 2007 Bonds shall be registered in the name of Cede & Co., as nominee of the Securities Depository, pursuant to the Securities Depository's Book-Entry System. Purchases of beneficial interests in the Series 2007 Bonds shall be made in book-entry form, without certificates. If at any time the Book-Entry System is discontinued for the Series 2007 Bonds, the Series 2007 Bonds shall be exchangeable for other fully registered certificated Series 2007 Bonds of like tenor and of an equal aggregate principal amount, in authorized denominations. The Trustee may impose a charge sufficient to reimburse the Company or the Trustee for any tax, fee or other governmental charge required to be paid with respect to such exchange or any transfer of a Series 2007 Bond. The cost, if any, of preparing each new Series 2007 Bond issued upon such exchange or transfer, and any other expenses of the Company or the Trustee incurred in connection therewith, shall be paid by the person requesting such exchange or transfer.

        Interest on the Series 2007 Bonds shall be payable by check mailed to the registered owners thereof. However, interest on the Series 2007 Bonds shall be paid to any owner of $1,000,000 or more in aggregate principal amount of the Series 2007 Bonds by wire transfer to a wire transfer address within the continental United States upon the written request of such owner received by the Trustee not less than five days prior to the Record Date. As long as the Series 2007 Bonds are registered in the name of Cede & Co., as nominee of the Securities Depository, such payments shall be made directly to the Securities Depository.

Section 2.2    Sinking Fund Redemption.

        (a)   The Series 2007 Bonds will be redeemed, on a pro rata basis, in multiples of $100,000, through the operation of a mandatory sinking fund, commencing on January 1, 2024, and continuing on January 1 in each year afterwards to, and including, January 1, 2030, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Series 2007 Bonds being redeemed at the Holder's registered address, except as otherwise required by the procedures of the Securities Depository. The sinking fund redemption price will be equal to 100% of the principal amount of the Series 2007 Bonds being redeemed plus accrued interest to the Redemption Date, including interest due on an Interest Payment Date that is on, or prior to, the Redemption Date. The principal amount of the Series 2007 Bonds being redeemed and the Redemption Dates, as well as the principal amount payable on the maturity date, are set forth below.

Date	Amount
January 1, 2024	$62,500,000
January 1, 2025	$62,500,000
January 1, 2026	$62,500,000
January 1, 2027	$62,500,000
January 1, 2028	$62,500,000
January 1, 2029	$62,500,000
January 1, 2030	$62,500,000
January 1, 2031(1)	$62,500,000

    (1)
    The final maturity date of the Series 2007 Bonds.

        (b)   The Series 2007 Bonds that the Company acquires and surrenders for cancellation or redemption (other than by means of sinking fund redemptions) will be credited against future sinking fund payments for such Series 2007 Bonds and the principal payment to be made on the maturity date of such Series 2007 Bonds, in proportion to the respective amounts of those sinking fund and principal payments, subject to authorized denominations.

Section 2.3    Make Whole Redemption.

        (a)   The Company may redeem the Series 2007 Bonds, in whole or in part, on any date prior to their maturity, at its option. The Company must give at least 30 days, but not more than 60 days, prior notice of redemption mailed to the registered address of each Holder of Series 2007 Bonds being redeemed except as otherwise required by the procedures of the Securities Depository. The Redemption Price for the Series 2007 Bonds will be equal to the greater of:

  •
  100% of the principal amount of the Series 2007 Bonds being redeemed plus interest accrued through the Redemption Date; and

  •
  the sum of the present values of the remaining principal and interest payments on the Series 2007 Bonds being redeemed, discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) the yield to maturity of the U.S. Treasury security having a life equal to the remaining average life of the maturity of Series 2007 Bonds being redeemed and trading in the secondary market at the price closest to par, and (2) 20 basis points.

        (b)   If there is no U.S. Treasury security having a life equal to the remaining average life of the Series 2007 Bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the Series 2007 Bonds being redeemed and trading in the secondary market at the price closest to par.

        (c)   If less than all of the Outstanding Series 2007 Bonds are to be redeemed, the Series 2007 Bonds to be redeemed will be selected by the Trustee in any method it deems fair and appropriate and the portion of the Series 2007 Bonds not so redeemed will be in multiples of $100,000.

        (d)   If the Company gives notice of the optional redemption of the Series 2007 Bonds but the Trustee does not have enough funds on deposit to pay the full Redemption Price of the Series 2007 Bonds to be redeemed, those Series 2007 Bonds will remain Outstanding as though no redemption notice had been given. The failure of the Trustee to have sufficient funds to effect the redemption will not constitute a payment or other default by the Company under the Indenture and the Company will not be liable to any Holder of those Series 2007 Bonds as a result of the failed redemption. If the Trustee has enough funds on deposit to effect a redemption at the time the Company gives notice of the redemption, then the Company is obligated to redeem the Series 2007 Bonds as provided in that notice.

Section 2.4    Form of the Series 2007 Bonds.    The Series 2007 Bonds and the Trustee's authentication certificate to be executed on the Series 2007 Bonds shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Original Indenture.

Section 2.5    Use of Proceeds.    The Company expects the proceeds of this offering of the Series 2007 Bonds, net of the initial purchasers' discounts and offering expenses, including the premium to FSA (as defined below) to be $491,010,069.38. The Company will use the net proceeds of this offering to prepay a portion of the indebtedness outstanding under the Indenture owed to the Federal Financing Bank (the "FFB") and guaranteed by the United States of America, acting by and through the Administrator of the Rural Utilities Service, totaling approximately $454,000,000, and for other general purposes, including the payment of premiums associated with the prepayment of the FFB debt and offering expenses associated with the issuance of the Series 2007 Bonds.

Section 2.6    Financial Security Assurance Inc. Designated Credit Enhancer.    Financial Security Assurance Inc., a New York stock insurance company ("FSA"), or any successor thereto or assignee thereof, is hereby designated the Credit Enhancer with respect to the Series 2007 Bonds and shall have all rights granted under the Indenture pursuant to such designation.

Section 2.7    FSA to be Subrogated to Rights of Holders.    Notwithstanding anything herein to the contrary, in the event that the principal or interest due on the Series 2007 Bonds shall be paid by FSA pursuant to the financial guaranty insurance policy issued by FSA guaranteeing the scheduled payment of the principal of and interest on the Series 2007 Bonds when due, as provided therein (the "Financial Guaranty Insurance Policy"), the Series 2007 Bonds shall remain Outstanding for all purposes of the Indenture, not be defeased or otherwise satisfied and not be considered paid by the Company, and the obligations of the Company to the Holders of Series 2007 Bonds shall continue to exist and shall run to the benefit of FSA, and FSA shall be subrogated to the rights of such Holders.

Section 2.8    Trustee Determination of Adverse Effect.    In determining whether any amendment, consent, waiver or other action to be taken, or any failure to take action, under the Indenture would adversely affect the security for the Series 2007 Bonds or the rights of the Holders, the Trustee shall consider the effect of any such amendment, consent, waiver, action or inaction as if there were no Financial Guaranty Insurance Policy.

Section 2.9    Payment Procedure Pursuant to the Financial Guaranty Insurance Policy.    If the Financial Guaranty Insurance Policy shall be in full force and effect:

        (a)   On the later of the day on which that portion of the principal of and interest on the Bonds that is Due for Payment (as defined below) but unpaid by reason of Nonpayment (as defined below) by the Issuer becomes Due for Payment or the Business Day next following the Business Day on which FSA shall have received Notice (as defined below) of Nonpayment, FSA will disburse to or for the benefit of each Owner (as defined below) of a Series 2007 Bond the face amount of principal of and interest on the Series 2007 Bond that is then Due for Payment but is then unpaid by reason of Nonpayment by the Company, but only upon receipt by FSA, in a form reasonably satisfactory to it, of (i) evidence of the Owner's right to receive payment of the principal or interest then Due for Payment and (ii) evidence, including any appropriate instruments of assignment, that all of the Owner's rights with respect to payment of such principal or interest that is Due for Payment shall thereupon vest in FSA. A Notice of Nonpayment will be deemed received on a given Business Day if it is received prior to 1:00 p.m. (New York time) on such Business Day; otherwise, it will be deemed received on the next Business Day. If any Notice of Nonpayment received by FSA is incomplete, it shall be deemed not to have been received by FSA for purposes of the preceding sentence and FSA shall promptly so advise the Paying Agent (as defined in the Indenture) or Owner, as appropriate, who may submit an amended Notice of Nonpayment. Upon disbursement in respect of a Series 2007 Bond, FSA shall become the owner of the Series 2007 Bond, any appurtenant coupon to the Series 2007 Bond or right to receipt of payment of principal of or interest on the Series 2007 Bond and shall be fully subrogated to the rights of the Owner, including the Owner's right to receive payments under the Series 2007 Bond, to the extent of any payment by FSA hereunder. Payment by FSA to the Paying Agent for the benefit of the Owners shall, to the extent thereof, discharge the obligation of FSA under the Financial Guaranty Insurance Policy.

        (b)   The following terms shall have the meanings specified for all purposes of the Financial Guaranty Insurance Policy:

          (i)    "Due for Payment" means (x) when referring to the principal of a Series 2007 Bond, payable on the stated maturity date thereof or the date on which the same shall have been duly called for mandatory sinking fund redemption and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by mandatory sinking fund redemption), acceleration or other advancement of maturity unless FSA shall elect, in its sole discretion, to pay such principal due upon such acceleration together with any accrued interest to the date of acceleration and (y) when referring to interest on a Series 2007 Bond, payable on the stated date for payment of interest.

          (ii)   "Nonpayment" means, in respect of a Series 2007 Bond, the failure of the Company to have provided sufficient funds to the Paying Agent for payment in full of all principal and interest that is Due for Payment on such Series 2007 Bond. "Nonpayment" shall also include, in respect of a Series 2007 Bond, any payment of principal or interest that is Due for Payment made to an Owner by or on behalf of the Company which has been recovered from such Owner pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

          (iii)  "Notice" means telephonic or telecopied notice, subsequently confirmed in a signed writing, or written notice by registered or certified mail, from an Owner or the Paying Agent to FSA which notice shall specify the person or entity making the claim, the policy number, the claimed amount and the date such claimed amount became Due for Payment.

          (iv)  "Owner" means, in respect of a Series 2007 Bond, the person or entity who, at the time of Nonpayment, is entitled under the terms of such Series 2007 Bond to payment thereof, except that "Owner" shall not include the Company or any person or entity whose direct or indirect obligation constitutes the underlying security for the Bonds.

        (c)   In the event the maturity of the Series 2007 Bonds has been accelerated, FSA may elect, in its sole discretion, to pay accelerated principal and interest accrued on such principal to the date of acceleration (to the extent unpaid by the Company) and the Trustee shall be required to accept such amounts. Upon payment of such accelerated principal and interest accrued to the acceleration date as provided above, FSA's obligations under the Financial Guaranty Insurance Policy with respect to such Series 2007 Bonds shall be fully discharged.

        (d)   FSA may appoint a fiscal agent (the "Insurer's Fiscal Agent") for the purposes of the Financial Guaranty Insurance Policy by giving written notice to the Paying Agent specifying the name and notice address of Insurer's Fiscal Agent. From and after the date of receipt of such notice by the Paying Agent, (i) copies of all notices required to be delivered to FSA pursuant to the Financial Guaranty Insurance Policy shall be simultaneously delivered to Insurer's Fiscal Agent and to FSA and shall not be deemed received until received by both and (ii) all payments required to be made by FSA under the Financial Guaranty Insurance Policy may be made directly by FSA or by Insurer's Fiscal Agent on behalf of FSA. Insurer's Fiscal Agent is the agent of FSA only and Insurer's Fiscal Agent shall in no event be liable to any Owner for any act of Insurer's Fiscal Agent or any failure of FSA to deposit or cause to be deposited sufficient funds to make payments due under the Financial Guaranty Insurance Policy.

        (e)   The Trustee shall designate any portion of payment of principal on the Series 2007 Bonds paid by FSA, whether by virtue of mandatory sinking fund redemption, maturity or other advancement of maturity, on its books as a reduction in the principal amount of the Series 2007 Bonds registered to the then current Owner, whether DTC or its nominee or otherwise, and shall issue a replacement bond to FSA, registered in the name of Financial Security Assurance Inc., in a principal amount equal to the amount of principal so paid (without regard to authorized denominations); provided, that the Trustee's failure to so designate any payment or issue any replacement bond shall have no effect on the amount of principal or interest payable by the Company on any Series 2007 Bond or the subrogation rights of FSA.

        (f)    The Trustee shall keep a complete and accurate record of all funds deposited by FSA into the Policy Payments Account (as defined below) and the allocation of such funds to payment of interest on and principal of any Series 2007 Bond. FSA shall have the right to inspect such records at reasonable times upon reasonable notice to the Trustee.

        (g)   Upon payment of a claim under the Financial Guaranty Insurance Policy, the Trustee shall establish a separate special purpose trust account for the benefit of Owners referred to herein as the "Policy Payments Account" and over which the Trustee shall have exclusive control and sole right of withdrawal. The Trustee shall receive any amount paid under the Financial Guaranty Insurance Policy in trust on behalf of Owners and shall deposit any such amount in the Policy Payments Account and distribute such amount only for purposes of making the payments for which a claim was made. Such amounts shall be disbursed by the Trustee to Owners in the same manner as principal and interest payments are to be made with respect to the Series 2007 Bonds under the sections hereof regarding payment of the Series 2007 Bonds. It shall not be necessary for such payments to be made by checks or wire transfers separate from the check or wire transfer used to pay debt service with other funds available to make such payments.

        (h)   Funds held in the Policy Payments Account shall not be invested by the Trustee and may not be applied to satisfy any costs, expenses or liabilities of the Trustee. Any funds remaining in the Policy Payments Account following a Series 2007 Bond payment date shall promptly be remitted to FSA.

        (i)    FSA shall be entitled to pay principal or interest on the Series 2007 Bonds that shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Company and any amounts due on the Series 2007 Bonds as a result of acceleration of the maturity thereof in accordance with the Indenture, whether or not FSA has received a Notice of Nonpayment or a claim upon the Financial Guaranty Insurance Policy.

        (j)    U.S. Bank National Association is hereby appointed to serve as Paying Agent with respect to the Series 2007 Bonds.

Section 2.10    FSA as Third Party Beneficiary.    To the extent that this Fortieth Supplemental Indenture confers upon or gives or grants to FSA any right, remedy or claim under or by reason of this Fortieth Supplemental Indenture, FSA is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder in accordance with the terms hereof. Notwithstanding any other provision to the contrary herein, any rights, remedies or claims of FSA under or by reason of this Fortieth Supplemental Indenture shall only be applicable so long as the Financial Guaranty Insurance Policy shall be in full force and effect and FSA shall not be in default thereunder.

ARTICLE III

MISCELLANEOUS

Section 3.1    Supplemental Indenture.    This Fortieth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as heretofore supplemented and as hereby supplemented and modified, is hereby confirmed. Except to the extent inconsistent with the express terms hereof, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the Series 2007 Bonds to the same extent as if specifically set forth herein. All references herein to Sections, definitions or other provisions of the Original Indenture shall be to such Sections, definitions and other provisions as they may be amended or modified from time to time pursuant to the Indenture. All capitalized terms used in this Fortieth Supplemental Indenture shall have the same meanings assigned to them in the Original Indenture, except in cases where the context clearly indicates otherwise.

Section 3.2    Recitals.    All recitals in this Fortieth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 3.3    Successors and Assigns.    Whenever in this Fortieth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Fortieth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 3.4    No Rights, Remedies, Etc.    Nothing in this Fortieth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto, FSA and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Fortieth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Fortieth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, of FSA and of the Holders of Outstanding Secured Obligations.

Section 3.5    Counterparts.    This Fortieth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

Section 3.6    Security Agreement; Mailing Address.    To the extent permitted by applicable law, this Fortieth Supplemental Indenture shall be deemed to be a Security Agreement and Financing Statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code, as adopted or hereafter adopted in one or more of the states in which any part of the properties of the Company are situated.

The mailing address of the Company, as debtor, is:

    2100 East Exchange Place
    Tucker, Georgia 30084-5336

and the mailing address of the Trustee, as secured party, is:

    U.S. Bank National Association
    Attention: Corporate Trust Services
    1349 West Peachtree Street, NW
    Suite 1050, Two Midtown Plaza
    Atlanta, Georgia 30309

and the mailing address of FSA, as Credit Enhancer, is:

    Financial Security Assurance Inc.
    31 West 52nd Street
    New York, New York 10019
    Attention: Managing Director—Surveillance
    Re: Policy No. 209202-N

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        IN WITNESS WHEREOF, the parties hereto have caused this Fortieth Supplemental Indenture to be duly executed under seal as of the day and year first written above.

Company:	OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation organized under the laws of the State of Georgia
	By:	/s/ Thomas A. Smith Thomas A. Smith President and Chief Executive Officer
Signed, sealed and delivered by the Company in the presence of:	Attest:	/s/ Patricia N. Nash Patricia N. Nash Secretary
/s/ Michelle Hanus	[CORPORATE SEAL]
Witness
/s/ Thomas J. Brendiar
Notary Public
(Notarial Seal)
My commission expires: 1/27/09

[Signatures Continued from Previous Page]

Trustee:	U.S. BANK NATIONAL ASSOCIATION, a national banking association
Signed and delivered by the Trustee in the Presence of:	By:	/s/ Jack Ellerin Authorized Agent
/s/ Michelle Hanus
Witness
/s/ Thomas J. Brendiar
Notary Public
(Notarial Seal)
My commission expires: 1/27/09

Exhibit A

FORM OF BOND
AND
TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        THIS SERIES 2007 BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SERIES 2007 BOND IS HEREBY NOTIFIED THAT THE SELLER OF THIS SERIES 2007 BOND MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

        THIS SERIES 2007 BOND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) PURSUANT TO OFFERS AND SALES TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES. EACH TRANSFEREE OF THE SERIES 2007 BOND WILL BE REQUIRED TO PROVIDE U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE (OR A SUCCESSOR TRUSTEE, AS APPLICABLE) WITH A WRITTEN CERTIFICATION (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AS TO COMPLIANCE WITH THE TRANSFER RESTRICTIONS REFERRED TO ABOVE. IN ADDITION, IF THE PROPOSED TRANSFEREE IS A PURCHASER WHO IS NOT A QUALIFIED INSTITUTIONAL BUYER OR A NON-U.S. PERSON, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

        THIS SERIES 2007 BOND AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS SERIES 2007 BOND TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS SERIES 2007 BOND SHALL BE DEEMED BY THE ACCEPTANCE OF THIS SERIES 2007 BOND TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.	$

OGLETHORPE POWER CORPORATION, FIRST MORTGAGE BOND,
SERIES 2007, DUE 2031

REGISTERED OWNER: CEDE & CO.
PRINCIPAL AMOUNT:                          MILLION DOLLARS
ISSUANCE DATE: OCTOBER 3, 2007
CUSIP NO.:

        Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation existing under the laws of the State of Georgia (together with any successors and assigns, "Oglethorpe"), for value received hereby promises to pay to the registered owner named above or registered assigns, on January 1, 2031 upon the presentation and surrender of this First Mortgage Bond, 6.191% Series 2007 due January 1, 2031 (this "Series 2007 Bond"), the principal amount (upon original issuance) of $                        , issued under the Indenture, dated as of March 1, 1997, as supplemented (the "Indenture") between Oglethorpe, formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation) and U.S. Bank National Association, as successor to SunTrust Bank, Atlanta, as trustee (the "Trustee").

        Oglethorpe shall pay the principal sum set forth above and pay interest on said principal sum from the date hereof until payment of said principal sum has been made or duly provided for, semi-annually at the interest rate of 6.191%. The principal of, and interest on, this Series 2007 Bond are payable at the principal corporate trust office of the Trustee, or of its successor as Trustee, or, at the option of the owner of this Series 2007 Bond, at the principal office of any Paying Agent appointed in accordance with the Indenture; provided, however, that, subject to the next succeeding paragraph, interest may be payable, at the option of the Trustee, by check or draft drawn upon the Trustee and mailed to the registered address of the registered owner of this Series 2007 Bond as of the close of business on the applicable Record Date (as defined below), or, at the written request of the registered owner of Series 2007 Bonds in an aggregate principal amount greater than or equal to $1,000,000 delivered to the Trustee at least five days prior to the Record Date next preceding such payment date, by wire transfer to a wire transfer address in the continental United States as set forth in such request. Payment of the principal of and interest on this Series 2007 Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

        Notwithstanding any other provision of this Series 2007 Bond to the contrary, so long as this Series 2007 Bond shall be registered on books of Oglethorpe kept by the Obligation Registrar (as defined in the Indenture) in the name of The Depository Trust Company, a New York Corporation ("DTC"), its nominee, the provisions of the Indenture governing the Book-Entry System (as defined in the Indenture) shall govern the manner of payment of the principal of, and interest on, this Series 2007 Bond.

        The Series 2007 Bonds are equally and ratably secured, to the extent provided in the Indenture, by the Trust Estate, except and excluding the Excepted Property and the Excludable Property.

        Reference is hereby made to the Indenture, a copy of which is on file with the Trustee, for the provisions, among others, with respect to the nature and extent of the rights, duties and obligations of Oglethorpe, the Trustee and the owner of this Series 2007 Bond, the terms upon which this Series 2007 Bond is issued and secured, and the modification or amendment of the Indenture, to all of which the registered owner of this Series 2007 Bond assents by the acceptance of this Series 2007 Bond.

        This Series 2007 Bond is transferable, as provided in the Indenture, only upon the registration books of Oglethorpe maintained by the Obligation Registrar, which shall be the Trustee, kept at its principal office, upon presentation at said office of this Series 2007 Bond with the written request of the registered owner hereof or his attorney duly authorized in writing, and a written instrument of transfer satisfactory to the Obligation Registrar duly executed by the registered owner or his duly authorized attorney. The Obligation Registrar shall not be obliged to (i) make any exchange or transfer of this Series 2007 Bond during the period beginning at the opening of business fifteen days next preceding the date of the mailing of the notice of redemption of the Series 2007 Bonds or (ii) register the transfer of or exchange of any Series 2007 Bond so selected for redemption in whole or in part, except the unredeemed portion of a Series 2007 Bond being redeemed in part.

        The Series 2007 Bonds are issuable in the form of fully registered global bonds without coupons in the denomination of $100,000 each or any integral multiple of $1,000 in excess thereof. Upon payment of any required tax or other governmental charge and, subject to such conditions, the Series 2007 Bonds, upon the surrender thereof at the principal office of the Obligation Registrar, with a written instrument of transfer satisfactory to the Obligation Registrar, duly executed by the registered owner or his duly authorized attorney, may, at the option of the registered owner thereof, be exchanged for an equal aggregate principal amount of Series 2007 Bonds of the same interest rate and in any other authorized denominations.

        This Series 2007 Bond shall bear interest at 6.191% from, and including, the date hereof to, but excluding, January 1, 2031. Interest shall be payable on January 1 and July 1 of each year prior to the maturity date of the Series 2007 Bonds, commencing on January 1, 2008.

        Sinking Fund Redemption:    The Series 2007 Bonds will be redeemed, on a pro rata basis in $100,000 denominations, through the operation of a mandatory sinking fund, commencing on January 1, 2024 and continuing on January 1 in each year thereafter to, and including, January 1, 2030, at a Redemption Price (as defined in the Indenture) equal to 100% of the principal amount of the Series 2007 Bonds redeemed plus accrued interest to the Redemption Date (as defined in the Indenture), including interest due on an Interest Payment Date that is on or prior to the Redemption Date. The principal amount of the Series 2007 Bonds being redeemed and the Redemption Dates, as well as the principal amount payable on the maturity date, are set forth below.

Date	Amount
January 1, 2024	$62,500,000
January 1, 2025	$62,500,000
January 1, 2026	$62,500,000
January 1, 2027	$62,500,000
January 1, 2028	$62,500,000
January 1, 2029	$62,500,000
January 1, 2030	$62,500,000
January 1, 2031(1)	$62,500,000

    (1)
    The final maturity date of the Series 2007 Bonds.

        Make-Whole Redemption:    Oglethorpe may redeem the Series 2007 Bonds, in whole or in part, on any date prior to their maturity, at its option. The Redemption Price for the Series 2007 Bonds will be equal to the greater of:

  •
  100% of the principal amount of the Series 2007 Bonds being redeemed plus interest accrued through the Redemption Date; and

  •
  the sum of the present values of the remaining principal and interest payments on the bonds being redeemed, discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) the yield to maturity of the U.S.

    Treasury security having a life equal to the remaining average life of the maturity of bonds being redeemed and trading in the secondary market at the price closest to par, and (2) 20 basis points.

        If there is no U.S. Treasury security having a life equal to the remaining average life of the bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the bonds being redeemed and trading in the secondary market at the price closest to par.

        The registered owner of this Series 2007 Bond shall have no right to enforce the provisions of the Indenture, or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture.

        All acts, conditions and things required by the Constitution and statutes of the State of Georgia, the governing rules and procedures of Oglethorpe and the Indenture to exist, to have happened and to have been performed precedent to and in the issuance of this Series 2007 Bond, do exist, have happened and have been performed.

        No covenant or agreement contained in this Series 2007 Bond, the Indenture or the Fortieth Supplemental Indenture shall be deemed to be a covenant or agreement of any official, officer, agent or employee of Oglethorpe in his individual capacity, and no officer of Oglethorpe executing this Series 2007 Bond shall be liable personally on this Series 2007 Bond or be subject to any personal liability or accountability by reason of the issuance of this Series 2007 Bond.

        Financial Security Assurance Inc., a New York stock insurance company, or any successor thereto or assignee thereof, has been designated the Credit Enhancer with respect to the Series 2007 Bonds.

        This Series 2007 Bond shall not be entitled to any benefit under the Indenture or be valid until this Series 2007 Bond shall have been authenticated by the execution by the Trustee, or its successor as Trustee, of the Certificate of Authentication inscribed hereon.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Oglethorpe has caused this Series 2007 Bond to be executed in its corporate name by its President and Chief Executive Officer and attested by its Secretary and its corporate seal to be hereunto affixed.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)
By:
Thomas A. Smith President and Chief Executive Officer
(SEAL)
Attest:

Patricia N. Nash Secretary

        This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Agent

Date of Authentication:

STATEMENT OF INSURANCE

FINANCIAL SECURITY ASSURANCE INC. ("FSA"), NEW YORK, NEW YORK, HAS DELIVERED ITS FINANCIAL GUARANTY INSURANCE POLICY WITH RESPECT TO THE SCHEDULED PAYMENTS DUE OF PRINCIPAL OF AND INTEREST ON THIS BOND TO U.S. BANK NATIONAL ASSOCIATION, ATLANTA, GEORGIA, OR ITS SUCCESSOR, AS PAYING AGENT FOR THE BONDS (THE "PAYING AGENT"). SAID FINANCIAL GUARANTY INSURANCE POLICY IS ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE PAYING AGENT AND A COPY THEREOF MAY BE OBTAINED FROM FSA OR THE PAYING AGENT.

Schedule 1

RECORDING INFORMATION
FOR
            COUNTY, GEORGIA

DOCUMENT	RECORDING INFORMATION	DATE OF RECORDING
Original Indenture
First Supplemental Indenture
Second Supplemental Indenture
Third Supplemental Indenture
Fourth Supplemental Indenture
Fifth Supplemental Indenture
Sixth Supplemental Indenture
Seventh Supplemental Indenture
Eighth Supplemental Indenture
Ninth Supplemental Indenture
Tenth Supplemental Indenture
Eleventh Supplemental Indenture
Twelfth Supplemental Indenture
Thirteenth Supplemental Indenture
Fourteenth Supplemental Indenture
Fifteenth Supplemental Indenture
Sixteenth Supplemental Indenture
Seventeenth Supplemental Indenture
Eighteenth Supplemental Indenture
Nineteenth Supplemental Indenture
Twentieth Supplemental Indenture
Twenty-First Supplemental Indenture
Twenty-Second Supplemental Indenture
Twenty-Third Supplemental Indenture
Twenty-Fourth Supplemental Indenture
Twenty-Fifth Supplemental Indenture
Twenty-Sixth Supplemental Indenture
Twenty-Seventh Supplemental Indenture
Twenty-Eighth Supplemental Indenture
Twenty-Ninth Supplemental Indenture
Thirtieth Supplemental Indenture
Thirty-First Supplemental Indenture
Thirty-Second Supplemental Indenture
Thirty-Third Supplemental Indenture
Thirty-Fourth Supplemental Indenture
Thirty-Fifth Supplemental Indenture
Thirty-Sixth Supplemental Indenture
Thirty-Seventh Supplemental Indenture
Thirty-Eighth Supplemental Indenture
Thirty-Ninth Supplemental Indenture

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FORTIETH SUPPLEMENTAL INDENTURE